Exhibit 99.1
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000
The Sherwin-Williams Company Reports 2024 Second Quarter Financial Results
CLEVELAND, July 23, 2024 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter ended June 30, 2024. All comparisons are to the second quarter of the prior year, unless otherwise noted.
SUMMARY
•Consolidated net sales increased 0.5% in the quarter to $6.27 billion
◦Net sales from stores in the Paint Stores Group open more than twelve calendar months increased 2.4% in the quarter
•Diluted net income per share increased 14.0% to $3.50 per share in the quarter compared to $3.07 per share in the second quarter 2023
◦Adjusted diluted net income per share increased 12.5% to $3.70 per share in the quarter compared to $3.29 per share in the second quarter 2023
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in the quarter increased 12.1% to $1.44 billion, or 22.9% of net sales
•Increasing full year 2024 diluted net income per share guidance to a range of $10.30 to $10.60 per share, including acquisition-related amortization expense of $0.80 per share
◦Increasing full year 2024 adjusted diluted net income per share guidance in the range of $11.10 to $11.40 per share
CEO REMARKS
“Led by strong performance in the Paint Stores Group, we continued to execute on our proven strategy across the Company to deliver consolidated sales within our expectations, gross margin expansion, EBITDA growth, and a 12.5% percent increase in adjusted diluted net income per share,” said President and Chief Executive Officer, Heidi G. Petz. “We generated strong cash flow and continued to execute our disciplined capital allocation strategy, including returning $1.34 billion to our shareholders through dividends and share repurchases during the year.
“Paint Stores Group sales were up, at the midpoint of our guidance, against a double-digit comparison. Volume increased by a low-single digit percentage, and price realization increased from first quarter levels as expected. We are clearly seeing a return on last year’s growth investments in residential repaint, where volume increased by a mid-single digit percentage in a down market. We’re also encouraged by growth in new residential, where we expect continued momentum over the back half of the year. Consumer Brands Group sales continued to be impacted by soft North America DIY paint demand. Performance Coatings Group sales were led by growth in Industrial Wood and Coil. Auto Refinish sales increased by low-single digits in North America but were offset by softness in Latin America. Packaging sales were down less than expected, and General Industrial demand was soft in all regions. Despite the continued choppiness in the overall demand environment, all three of our reportable segments delivered sequential and year-over-year margin improvement.”

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended June 30,
	2024	2023	$ Change	% Change
Net sales	$6,271.5	$6,240.6	$30.9	0.5%
Income before income taxes	$1,173.4	$1,012.1	$161.3	15.9%
As a % of net sales	18.7%	16.2%
Net income per share - diluted	$3.50	$3.07	$0.43	14.0%
Adjusted net income per share - diluted	$3.70	$3.29	$0.41	12.5%
Consolidated Net sales increased primarily due to higher sales volumes in the Paint Stores and Performance Coatings Groups, partially offset by lower sales volumes in the Consumer Brands Group, inclusive of the impact from the divestiture of the China architectural business in 2023.
Income before income taxes increased primarily due to benefits from moderating raw material costs and higher Net sales, partially offset by continued investments in long-term growth strategies and digital technologies.
Diluted net income per share included a charge of $0.20 per share for acquisition-related amortization expense in both the second quarter of 2024 and 2023. In the second quarter of 2023, diluted net income per share also included a net charge of $0.02 per share related to activities associated with the Company’s restructuring plan.
SECOND QUARTER SEGMENT RESULTS

Paint Stores Group (PSG)

	Three Months Ended June 30,
	2024	2023	$ Change	% Change
Net sales	$3,619.9	$3,498.7	$121.2	3.5%
Same-store sales change (1)	2.4%	9.5%
Segment profit	$907.1	$849.3	$57.8	6.8%
Reported segment margin	25.1%	24.3%
(1)    Same-store sales represents net sales from stores open more than twelve calendar months.
Net sales in PSG increased primarily due to low-single digit sales volume growth and continued realization of higher selling prices implemented earlier in the year. Net sales grew in all end markets, led by residential repaint, new residential, commercial and protective and marine, with the exception of property maintenance which declined modestly year-over-year. PSG Segment profit increased primarily due to higher Net sales and moderating raw material costs, partially offset by continued investments in long-term growth strategies, including higher employee-related costs.

Consumer Brands Group (CBG)

	Three Months Ended June 30,
	2024	2023	$ Change	% Change
Net sales	$844.3	$945.8	$(101.5)	(10.7)%
Segment profit	$204.4	$110.3	$94.1	85.3%
Reported segment margin	24.2%	11.7%
Adjusted segment profit (1)	$220.4	$148.3	$72.1	48.6%
Adjusted segment margin	26.1%	15.7%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense, restructuring costs and impairment charges. In CBG, Valspar acquisition-related amortization expense was $16.0 million and $17.9 million in the second quarter of 2024 and 2023, respectively. Restructuring costs were $13.2 million and impairment charges were $6.9 million in the second quarter of 2023.

Net sales in CBG decreased primarily due to a mid-single digit percentage sales volume decline as a result of soft DIY demand in North America, an approximate 2% impact from the divestiture of the China architectural business in 2023 and an approximate 2% impact from unfavorable currency translation. These decreases were partially offset by selling price increases in Latin America, which impacted Net sales by a low-single digit percentage. CBG Segment profit increased primarily due to higher fixed cost absorption in the manufacturing and distribution operations within the segment and moderating raw material costs, partially offset by lower Net sales and higher employee-related costs. Acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 190 basis points in the second quarter of 2024 and 2023. Restructuring costs and impairment charges also reduced Segment profit as a percent of Net Sales by 140 basis points and 70 basis points, respectively, in the second quarter of 2023.

Performance Coatings Group (PCG)

	Three Months Ended June 30,
	2024	2023	$ Change	% Change
Net sales	$1,806.4	$1,794.9	$11.5	0.6%
Segment profit	$301.5	$272.7	$28.8	10.6%
Reported segment margin	16.7%	15.2%
Adjusted segment profit (1)	$350.5	$322.3	$28.2	8.7%
Adjusted segment margin	19.4%	18.0%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization expense. In PCG, Valspar acquisition-related amortization expense was $49.0 million and $49.7 million in the second quarter of 2024 and 2023, respectively.
Net sales in PCG increased primarily due to incremental sales of 1.7% from an acquisition, partially offset by 1.0% unfavorable currency translation. Sales volume varied by region and business. Performance was led by Industrial Wood, Coil and Automotive Refinish in North America, partially offset by a decrease in General Industrial across all regions. PCG Segment profit increased primarily as a result of moderating raw material costs and higher Net sales, partially offset by higher employee-related costs. Acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 270 basis points in the second quarter of 2024, compared to 280 basis points in the second quarter of 2023.
LIQUIDITY AND CASH FLOW
The Company generated $1.14 billion in Net operating cash and returned cash of $1.34 billion to our shareholders in the form of dividends and repurchases of 3.1 million shares of its common stock during the first six months of 2024. At June 30, 2024, the Company had remaining authorization to purchase 36.5 million shares of its common stock through open market purchases.

2024 GUIDANCE

	Third Quarter	Full Year
	2024	2024
Net sales	Up low-single digit %	Up low-single digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$10.30	-	$10.60
Adjusted diluted net income per share (1)		$11.10	-	$11.40
(1)    Excludes $0.80 per share of acquisition-related amortization expense.

“The macroeconomic environment has been softer for longer than many economists anticipated at the start of the year, and it is unclear how this trajectory may unfold in our back half,” said Ms. Petz. “While we are not immune to market conditions, our focus on providing differentiated solutions to drive our customers’ productivity and profitability remains unchanged. We believe in our strategy, we’ve invested in it, and we expect to drive above market performance. Sherwin-Williams remains well-positioned in each of our targeted markets, and we expect share gains to become more evident over time. We have the right enterprise priorities, disciplined capital allocation, a team that executes better than anyone in our industry, and favorable demand demographics that continue to bode well for long-term value creation.
“We expect third quarter 2024 consolidated net sales to be up a low-single digit percentage compared to the third quarter of 2023. We are updating our guidance for the full year 2024 to reflect our better than expected second quarter diluted net income per share results, tempered by continued demand uncertainty in several end markets. We now expect consolidated net sales to be up a low-single digit percentage compared to full year 2023 and diluted net income per share to be in the range of $10.30 to $10.60 per share, including acquisition-related amortization expense of $0.80 per share, compared to $9.25 per share in 2023. Full year 2024 adjusted diluted net income per share is expected to be in the range of $11.10 to $11.40 per share compared to $10.35 per share in 2023, an increase of 8.7% at the mid-point.”
CONFERENCE CALL INFORMATION
The Company will host a conference call to discuss its financial results for the second quarter, and its outlook for the third quarter and full year 2024, at 11:00 a.m. EDT on Tuesday, July 23, 2024. Heidi G. Petz, Sherwin-Williams President and Chief Executive Officer, along with other senior executives, will participate on the call.
The conference call will be webcast simultaneously in listen only mode. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q2 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY
Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson's® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,000 Company-operated stores and branches, while the Company's other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This press release contains "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. Forward-looking statements can be identified by the use of forward-looking words such as "believe," "expect," "estimate," "project," "plan," "goal," "target," "potential," "intend," "aspire," "strive," "may," "will," "should," "could," "would," "seek" or "anticipate" or the negative thereof or comparable words. Any statements that refer to expectations, projections or other characterizations of future events or conditions, are forward-looking statements. Forward-looking statements are based upon management's current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of the Company and actual results may differ materially from such statements and from the Company's historical performance, results and experience. These risks, uncertainties and other factors include such things as: general business conditions, including the strength of retail and manufacturing economies and growth in the coatings industry; adverse changes in general economic conditions, including the inflationary environment, global credit markets, and currency fluctuations; any disruption in the availability of, or increases in the price of, raw material and energy supplies; disruptions in the supply chain; catastrophic events, adverse weather conditions and natural disasters; losses of or changes in our relationships with customers and suppliers; our ability to successfully integrate past and future acquisitions; risks and uncertainties associated with our expansion into and our operations in foreign markets; cybersecurity incidents and other disruptions to our information technology systems; our ability to attract, retain, develop and progress a qualified global workforce; our ability to execute on our business strategies related to sustainability matters, and achieve related expectations; damage to our business, reputation, image or brands due to negative publicity; our ability to protect or enforce our material trademarks and other intellectual property rights; our ability to comply with numerous and evolving laws, rules and regulations; adverse changes to our tax positions; increasingly stringent domestic and foreign governmental regulations; inherent uncertainties involved in assessing our potential liability for environmental-related activities; other changes in governmental policies, laws and regulations; the nature, cost, quantity and outcome of pending and future litigation and other claims; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$6,271.5	$6,240.6	$11,638.8	$11,683.0
Cost of goods sold	3,208.1	3,368.3	6,044.4	6,389.8
Gross profit	3,063.4	2,872.3	5,594.4	5,293.2
Percent to net sales	48.8%	46.0%	48.1%	45.3%
Selling, general and administrative expenses	1,845.7	1,760.0	3,645.5	3,453.0
Percent to net sales	29.4%	28.2%	31.3%	29.6%
Other general income - net	(33.6)	(32.5)	(31.6)	(22.0)
Impairment	—	34.0	—	34.0
Interest expense	110.8	111.7	213.8	221.0
Interest income	(0.9)	(7.2)	(7.0)	(10.7)
Other income - net	(32.0)	(5.8)	(39.7)	(9.0)
Income before income taxes	1,173.4	1,012.1	1,813.4	1,626.9
Income taxes	283.5	218.4	418.3	355.8
Net income	$889.9	$793.7	$1,395.1	$1,271.1

Net income per common share:
Basic	$3.55	$3.10	$5.54	$4.96
Diluted	$3.50	$3.07	$5.47	$4.90

Weighted average shares outstanding:
Basic	251.0	256.0	251.8	256.3
Diluted	254.2	258.9	255.1	259.3

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2024		2023
	Net	Segment	Net	Segment
	Sales	Profit (Loss)	Sales	Profit (Loss)
Three Months Ended June 30:
Paint Stores Group	$3,619.9	$907.1	$3,498.7	$849.3
Consumer Brands Group	844.3	204.4	945.8	110.3
Performance Coatings Group	1,806.4	301.5	1,794.9	272.7
Administrative	0.9	(239.6)	1.2	(220.2)
Consolidated totals	$6,271.5	$1,173.4	$6,240.6	$1,012.1

Six Months Ended June 30:
Paint Stores Group	$6,492.9	$1,400.3	$6,357.8	$1,376.0
Consumer Brands Group	1,655.3	357.8	1,818.5	204.1
Performance Coatings Group	3,488.3	539.2	3,504.7	491.6
Administrative	2.3	(483.9)	2.0	(444.8)
Consolidated totals	$11,638.8	$1,813.4	$11,683.0	$1,626.9

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$200.0	$209.4
Accounts receivable, net	3,048.1	3,117.8
Inventories	2,289.1	2,439.0
Other current assets	513.4	584.4
Total current assets	6,050.6	6,350.6
Property, plant and equipment, net	3,136.6	2,442.5
Goodwill	7,606.9	7,446.5
Intangible assets	3,692.8	3,934.4
Operating lease right-of-use assets	1,890.8	1,869.2
Other assets	1,356.3	1,122.9
Total assets	$23,734.0	$23,166.1

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$1,358.3	$806.2
Accounts payable	2,493.9	2,489.7
Compensation and taxes withheld	708.6	700.5
Accrued taxes	347.1	308.0
Current portion of long-term debt	849.7	499.5
Current portion of operating lease liabilities	457.8	436.1
Other accruals	1,251.2	1,099.1
Total current liabilities	7,466.6	6,339.1
Long-term debt	8,130.8	9,095.7
Postretirement benefits other than pensions	133.2	139.3
Deferred income taxes	642.0	710.9
Long-term operating lease liabilities	1,502.9	1,503.2
Other long-term liabilities	2,106.7	1,746.8
Shareholders’ equity	3,751.8	3,631.1
Total liabilities and shareholders’ equity	$23,734.0	$23,166.1

Regulation G Reconciliations
Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company's operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related amortization and certain other adjustments. This adjusted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

							Year Ending
	Three Months Ended			Six Months Ended			December 31, 2024
	June 30, 2024			June 30, 2024			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$3.50			$5.47	$10.30	$10.60

Acquisition-related amortization expense (1)	$.26	$.06	$.20	$.51	$.12	$.39	$.80	$.80

Adjusted diluted net income per share			$3.70			$5.86	$11.10	$11.40

	Three Months Ended			Six Months Ended			Year Ended
	June 30, 2023			June 30, 2023			December 31, 2023
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$3.07			$4.90			$9.25

Items related to Restructuring Plan:
Severance and other	$.06	$.03	.03	$.06	$.03	.03	$.06	$.02	.04
Impairment of assets related to China divestiture	.13	.08	.05	.13	.08	.05	.13	.08	.05
Gain on divestiture of domestic aerosol business	(.08)	(.02)	(.06)	(.08)	(.02)	(.06)	(.08)	(.02)	(.06)
Discrete income tax expense related to China divestiture (2)	—	—	—	—	—	—	—	(.06)	.06
Total	.11	.09	.02	.11	.09	.02	.11	.02	.09

Impairment related to trademarks	—	—	—	—	—	—	.09	.02	.07
Devaluation of the Argentine Peso	—	—	—	—	—	—	.16	—	.16
Acquisition-related amortization expense (1)	.26	.06	.20	.53	.11	.42	1.03	.25	.78
Adjusted diluted net income per share			$3.29			$5.34			$10.35
(1)    Acquisition-related amortization expense consists of the amortization of intangible assets related to the Valspar acquisition and is included within Selling, general and administrative expenses.
(2)    The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as Net income before income taxes and Interest expense, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes certain adjustments that management believes enhances investors’ understanding of the Company’s operating performance. Management considers EBITDA and Adjusted EBITDA useful in understanding the operating performance of the Company. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other entities unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to Net income or Net operating cash as an indicator of operating performance or as a measure of liquidity. The following table reconciles Net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA, as applicable.

(millions of dollars)
	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2024	June 30, 2024	June 30, 2024
Net income	$505.2	$889.9	$1,395.1
Interest expense	103.0	110.8	213.8
Income taxes	134.8	283.5	418.3
Depreciation	71.1	71.8	142.9
Amortization	82.1	81.5	163.6
EBITDA	$896.2	$1,437.5	$2,333.7

	Three Months	Three Months	Six Months
	Ended	Ended	Ended
	March 31, 2023	June 30, 2023	June 30, 2023
Net income	$477.4	$793.7	$1,271.1
Interest expense	109.3	111.7	221.0
Income taxes	137.4	218.4	355.8
Depreciation	70.4	75.7	146.1
Amortization	83.7	83.0	166.7
EBITDA	$878.2	$1,282.5	$2,160.7
Restructuring expense	0.9	8.7	9.6
Impairment of assets related to China divestiture	—	34.0	34.0
Gain on divestiture of domestic aerosol business	—	(20.1)	(20.1)
Adjusted EBITDA	$879.1	$1,305.1	$2,184.2

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023
Depreciation	$71.8	$75.7	$142.9	$146.1
Capital expenditures	250.9	206.1	534.7	416.0
Cash dividends	178.6	156.3	361.1	312.8
Amortization of intangibles	81.5	83.0	163.6	166.7

Significant components of Other general income - net:
Provisions for environmental matters - net	$(14.1)	$0.6	$(10.5)	$13.3
Gain on divestiture of domestic aerosol business	—	(20.1)	—	(20.1)
Gain on sale or disposition of assets	(19.8)	(16.2)	(23.2)	(20.8)
Other	0.3	3.2	2.1	5.6

Significant components of Other income - net:
Net investment gains	$(3.8)	$(15.5)	$(8.9)	$(18.7)
Net expense from banking activities	4.4	3.9	7.7	7.8
Foreign currency transaction related (gains) losses - net	(4.6)	16.8	3.0	23.6
Other (1)	(28.0)	(11.0)	(41.5)	(21.7)

Store Count Data:
Paint Stores Group - net new stores	19	16	26	20
Paint Stores Group - total stores	4,720	4,644	4,720	4,644
Consumer Brands Group - net new stores	5	6	7	6
Consumer Brands Group - total stores	325	313	325	313
Performance Coatings Group - net new branches	1	4	2	2
Performance Coatings Group - total branches	324	319	324	319

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.